Exhibit 99.1
INDEX TO THE FINANCIAL STATEMENTS
     The unaudited financial statements of Verilink Corporation for the nine months ended March 31, 2006 and the financial statements for the last fiscal year are set forth below.

VERILINK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	March 31,	July 1,
	2006	2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$627	$3,504
Restricted cash	333	333
Accounts receivable, net	4,657	10,068
Inventories, net	6,211	5,256
Other current assets	922	744

Total current assets	12,750	19,905
Property held for lease, net	—	6,076
Property, plant and equipment, net	759	1,697
Goodwill, net	—	1,114
Other intangible assets, net	147	13,253
Other assets	173	283

	$13,829	$42,328

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$1,167	$8,727
Accounts payable	3,816	4,944
Accrued salaries and wages	978	1,804
Accrued liabilities	2,771	2,843
Deferred revenues	687	945
Warranty reserve	1,148	1,290
Warrants liability	704	—
Accrued purchase consideration	—	239

Total current liabilities	11,271	20,792
Long-term debt and capital lease obligations, less current portion above	5,604	5,197
Other long term liabilities	31	567

Total liabilities	16,906	26,556

Commitments and contingencies (Note 16)

Stockholders’ equity (deficit):
Preferred Stock, $0.01 par value, 1,000 shares authorized; no shares issued and outstanding	—	—
Common Stock, $0.01 par value; 60,000 shares authorized; 25,727 and 23,085 shares outstanding	257	231
Additional paid-in capital	91,081	87,812
Accumulated other comprehensive loss	(62)	(52)
Accumulated deficit	(94,353)	(72,219)

Total stockholders’ equity (deficit)	(3,077)	15,772

	$13,829	$42,328

The accompanying notes are an integral part of these condensed consolidated financial statements.

VERILINK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three months ended		Nine months ended
	March 31,	April 1,	March 31,	April 1,
	2006	2005	2006	2005
Net sales:
Product	$5,506	$10,800	$22,525	$30,834
Service	1,650	3,031	6,368	8,547

Total net sales	7,156	13,831	28,893	39,381

Cost of sales:
Product	5,826	8,226	16,898	22,998
Service	1,063	1,624	3,171	3,865

Total cost of sales	6,889	9,850	20,069	26,863

Gross profit	267	3,981	8,824	12,518

Operating expenses:
Research and development	1,268	1,796	4,281	5,792
Selling, general and administrative	2,919	4,592	9,531	13,920
Amortization of acquired intangible assets	468	645	1,608	1,901
Impairment charge related to other intangible assets	9,651	—	11,636	—
Impairment charge related to goodwill	1,114	—	1,114	19,984
Impairment charge related to long-lived assets	400	—	400	—
Restructuring charges	1,182	(42)	1,182	692

Total operating expenses	17,002	6,991	29,752	42,289

Loss from operations	(16,735)	(3,010)	(20,928)	(29,771)
Interest and other income, net	589	624	905	995
Interest expense	(633)	(188)	(2,121)	(428)

Loss before provision for income taxes	(16,779)	(2,574)	(22,144)	(29,204)
Benefit for income taxes	—	—	(10)	—

Net loss	$(16,779)	$(2,574)	$(22,134)	$(29,204)

Net loss per share — basic and diluted	$(0.66)	$(0.11)	$(0.90)	$(1.32)

Shares used in per share calculation — basic and diluted	25,497	22,890	24,605	22,084

The accompanying notes are an integral part of these condensed consolidated financial statements.

VERILINK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Nine Months Ended
	March 31,	April 1,
	2006	2005
Cash flows from operating activities:
Net loss	$(22,134)	$(29,204)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,851	3,020
Stock based compensation	1,671	—
Impairment charge related to other intangible assets	11,636	—
Impairment charge related to goodwill	1,114	19,984
Impairment charge related to long-lived assets	400	—
(Gain) loss on retirement of property, plant and equipment	(435)	1
Gain on revaluation of warrants	(35)	(528)
Amortization of deferred compensation	—	506
Forgiveness of convertible notes	—	(121)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	5,411	295
Inventories, net	981	1,776
Other assets	(392)	1,485
Accounts payable	(1,128)	(1,511)
Accrued expenses	(1,171)	(3,565)
Other non-current liabilities	(536)	(244)

Net cash used in operating activities	(767)	(8,106)

Cash flows from investing activities:
Purchases of property, plant and equipment	(180)	(304)
Cash received from disposal of property, plant and equipment	6,632	—
Payments related to product line acquisitions	(239)	(709)
Cash acquired in acquisition of Larscom Incorporated, net of transaction costs	—	3,992

Net cash provided by investing activities	6,213	2,979

Cash flows from financing activities:
Proceeds from bank borrowings and long term debt, net	—	10,447
Repayment of bank borrowings and long term debt	(8,060)	(3,883)
Repurchase of common stock	(267)	(194)
Proceeds from issuance of common stock	14	196

Net cash provided by (used in) financing activities	(8,313)	6,566

Change in other comprehensive loss	(10)	(7)

Net decrease in cash and cash equivalents	(2,877)	1,432
Cash and cash equivalents at beginning of period	3,504	3,448

Cash and cash equivalents at end of period	$627	$4,880

Supplemental disclosures:
Non-cash investing activities:
Acquisition of ArcaDACS/Sechtor product lines for stock	$2,076	$—
Acquisition of Larscom Incorporated for stock	$—	$26,559
Purchase of property, plant and equipment through capital lease obligations	$—	$138
The accompanying notes are an integral part of these condensed consolidated financial statements.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
Note 1 — Basis of Presentation
     The accompanying unaudited interim condensed consolidated financial statements of Verilink Corporation have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, these statements include all adjustments, consisting of normal and recurring adjustments, considered necessary for a fair presentation of the results for the periods presented. The results of operations for the periods presented are not necessarily indicative of results which may be achieved for the entire fiscal year ending June 30, 2006. The unaudited interim condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto contained in our Annual Report on Form 10-K for the fiscal year ended July 1, 2005 as filed with the Securities and Exchange Commission. We have evaluated, and will periodically re-evaluate, our business in light of the segment reporting requirements prescribed by SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. We have determined that we should report our operations as a single operating segment.
     The accompanying financial statements have been prepared on a going concern basis which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business and do not reflect adjustments that might result if we were not to continue as a going concern. The auditor’s report on our financial statements as of July 1, 2005 contains an explanatory paragraph, which refers to our working capital deficiency, operating loss and negative cash flow from operations which raise substantial doubt about our ability to continue as a going concern.
     We incurred losses from operations in the current year-to-date period and the last two fiscal years. We have significant obligations and extremely limited sources of liquidity. As a result of our failure to maintain the targeted working capital amount required under the senior secured convertible notes as of December 30, 2005, we amended the terms of the senior secured convertible notes in early March 2006 as more fully described in Note 12 — Long-term Debt. We also amended the convertible promissory notes due February 2006 to extend the maturity date of these notes to beginning payments after the senior secured convertible notes have been paid in full or February 2009, whichever occurs earlier. These factors raise substantial doubt about our ability to continue as a going concern.
     As a result of our limited liquidity and other factors, we filed petitions for relief under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy Court for the Northern District of Alabama on April 9, 2006, which is more fully described in Note 17 — Subsequent Event.
Note 2 — Comprehensive Income (Loss)
     We record gains or losses on our foreign currency translation adjustments and present it as accumulated other comprehensive income (loss) in the accompanying condensed consolidated balance sheets. Comprehensive loss for the three months ended March 31, 2006 and April 1, 2005 totaled $16,784,000 and $2,576,000, respectively. Comprehensive loss for the three months ended March 31, 2006 consists of $16,779,000 of net loss and $5,000 of foreign currency translation adjustments, and the comprehensive loss for the three months ended April 1, 2005 consists of $2,574,000 of net loss and $2,000 of foreign currency translation adjustments. Comprehensive loss for the nine months ended March 31, 2006 and April 1, 2005 totaled $22,144,000 and $29,211,000, respectively. Comprehensive loss for the nine months ended March 31, 2006 consists of $22,134,000 of net loss and $10,000 of foreign currency translation adjustments. Comprehensive loss for the nine months ended April 1, 2005 consists of $29,204,000 of net loss and $7,000 of foreign currency translation adjustments. As of March 31, 2006 and July 1, 2005, total accumulated other comprehensive loss was $62,000 and $52,000, respectively.
Note 3 — Earnings (Loss) Per Share
     Basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share gives effect to all dilutive potential common shares outstanding during a period. In computing diluted earnings (loss) per share, the average price of our common stock for the period is used in determining the number of shares assumed to be purchased from exercise of stock options and warrants. The following table sets forth the computation of basic and diluted earnings (loss) per share for the three months and nine months ended March 31, 2006 and April 1, 2005 (in thousands, except per share amounts):

	Three months ended		Nine months ended
	March 31,	April 1,	March 31,	April 1,
	2006	2005	2006	2005
Net loss	$(16,779)	$(2,574)	$(22,134)	$(29,204)

Weighted average shares outstanding:
Basic	25,497	22,890	24,605	22,084
Effect of potential common stock from the exercise of stock options and warrants	—	—	—	—

Diluted	25,497	22,890	24,605	22,084

Basic loss per share	$(0.66)	$(0.11)	$(0.90)	$(1.32)

Diluted loss per share	$(0.66)	$(0.11)	$(0.90)	$(1.32)

Weighted average option shares and warrants excluded from computation of diluted loss per share because their effect is anti-dilutive	6,532	6,228	6,137	5,896

     Potential common shares from conversion of convertible notes as of March 31, 2006 totaling 7,268,711 shares were not included in the computation of diluted earnings (loss) per share because the inclusion of such shares would have been antidilutive.
Note 4 — Inventories
     Inventories are stated at the lower of cost or market. Cost is computed using standard cost, which approximates actual cost on a first-in, first-out basis. Inventories consist of the following (in thousands):

	March 31,	July 1,
	2006	2005
Inventories:
Raw materials	$12,522	$8,792
Work in process	61	93
Finished goods	5,176	4,418
Miniplex inventory purchase commitment	317	586

	18,076	13,889
Less: inventory reserves	(11,865)	(8,633)

Inventories, net	$6,211	$5,256

Note 5 — Acquisition of ArcaDACS/Sechtor Product Line
     Effective October 1, 2005, we acquired the inventories, fixed assets and intellectual property rights relating to Zhone Technologies, Inc.’s ArcaDACS™ 100 Digital Access Cross-Connect System (DACS) and Sechtor® 300 Multiservice Edge Concentrator product lines and assumed certain liabilities, including warranty obligations. We issued 2,000,000 shares of our common stock to Zhone at the closing of the agreement. This acquisition was strategic to us in that it represents an integral part of the solution we provide to our largest customer, and it also complements the margin improvement initiatives that we launched in recent quarters. Prior to the acquisition, we purchased this product from Zhone under an OEM agreement dated January 1, 2001.
     The acquisition was recorded under the purchase method of accounting, and the purchase price was allocated based on the fair value of the assets acquired and liabilities assumed. The total purchase price of $2,178,000 consisted of (a) 2,000,000 shares of our common stock issued at closing and valued at approximately $2,076,000, using a fair value per share of $1.038, and (b) assumptions of certain liabilities totaling $102,000. The fair value of our common stock issued was determined using the five-trading-day average price surrounding the date the acquisition was announced (September 30, 2005). The purchase price was allocated to the individual assets acquired based on the relative fair value of the assets acquired and liabilities assumed. A summary of the total purchase consideration is as follows (in thousands):

Value of common stock issued	$2,076
Assumed liabilities	102

Total purchase consideration	$2,178

     The purchase consideration was allocated to the estimated fair values of the assets acquired. The purchase price allocation is as follows (in thousands):

	Purchase Price	Amortization
	Allocation	Life
Inventories	$1,936	—
Property, plant and equipment	104	3 years
Acquired technology	138	3 years

Total purchase price allocation	$2,178

     The acquisition was funded through the issuance of common stock. As required by the purchase agreement, we filed a registration statement related to the stock issued in this transaction on November 30, 2005, which became effective as of December 19, 2005.
Note 6 — Property Held for Lease
     On January 11, 2006, we closed the sale of the Property located in Huntsville, Alabama for a gross sales price of $8,200,000. After payment of the mortgage, commissions, closing costs, a $1,200,000 HVAC credit and other closing adjustments, the net proceeds from the transaction were approximately $3,388,000.
Note 7 — Impairment of Long-lived Assets
     At the end of the third quarter of fiscal 2006, the Company completed a review of certain long-lived assets due primarily to the impact to carrying values of the bankruptcy petition filed on April 9, 2006 and the subsequent decision to sell substantially all of our operating assets. We engaged an independent third-part appraiser to provide estimated selling prices, net of disposal costs, of our property, plant and equipment, as well as other assets. As discussed in Note 17 — Subsequent Event, we sold the operating assets of the business as of June 15, 2006. As a result of this review, the Company recorded a charge of $400,000 for impairment of property, plant and equipment, which had a carrying value prior to the impairment charge of $1,159,000.
Note 8 — Impairment of Goodwill
     During the third quarter of fiscal 2006, we completed an interim test for impairment of goodwill due to a triggering event that occurred following the end of the quarter that we believe will more likely than not, reduce the fair value of goodwill below its carrying value. The triggering event was the voluntary petition for bankruptcy. Based on the initial impairment assessment, we determined that the fair value of our reporting unit was less than its carrying value after considering a combination of quoted market prices and discounted cash flows. In order to determine the amount of the goodwill impairment, we prepared a purchase price allocation using a discounted cash flow model. The projected discounted cash flow model was prepared using a discount rate commensurate with the risk inherent in our current business model. As a result, we recorded an impairment charge related to goodwill of $1,114,000.
Note 9 — Other Intangible Assets
     Acquired other intangible assets subject to amortization are as follows (in thousands):

	March 31, 2006		July 1, 2005
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Costs	Amortization	Costs	Amortization
Customer relations	$4,045	$4,045	$11,834	$3,158
Developed technology	3,024	2,908	6,362	2,242
Trademarks	546	515	917	460

	$7,615	$7,468	$19,113	$5,860

     The estimated annual amortization for other intangibles for the current fiscal year and thereafter is (in thousands):

Fiscal years ending June:
2006	$1,755
Thereafter	$—
     In the quarter ended March 31, 2006, we also recognized $9,651,000 in impairment losses on certain identifiable intangible assets (customer relations, existing technology and trade names) acquired primarily in connection with the Larscom and XEL acquisitions. Projected sales and margins of the acquired products have been lower than expected. As a result, projected future cash flows related to these intangible assets were determined to be less than the carrying values. The revised carrying values of these intangible assets were calculated using discounted estimated future cash flows.
     In the quarter ended December 30, 2005, we recognized $1,985,000 in impairment losses on certain identifiable intangible assets (existing technology) acquired in connection with the Larscom acquisition. Projected sales of some of the acquired products have been lower than expected. As a result, projected future cash flows related to the existing technology intangible assets were determined to be less than the carrying values. The revised carrying values of these intangible assets were calculated using discounted estimated future cash flows.
Note 10 — Warranty Liability
     We record a warranty provision at the time of each sale. We generally warrant our products from one to five years based on the product line. A reconciliation of the changes in warranty liability for the nine months ended Marcy 31, 2006 and April 1, 2005 is (in thousands):

	Nine Months Ended
	March 31,	April 1,
	2006	2005
Balance as of beginning of period	$1,290	$1,192
Additions:
Additions from acquisition	—	1,019
Additions charged to income	73	235
Less deductions from the reserves	(215)	(319)

Balance as of end of period	$1,148	$2,127

Note 11 — Restructuring Charges
     During the quarter ended March 31, 2006, we completed cost reduction actions that included, among other things, the closure of our Newark, California office and transitioned certain functions in that office to the appropriate facility in either Madison, Alabama or Centennial, Colorado. As part of these cost reduction efforts, we reduced our workforce by approximately 17% and recorded restructuring charges totaling $1,182,000 in the three months ended March 1, 2006, including one-time termination benefits for departing personnel of $687,000, contract termination costs of $375,000 and abandonment of leasehold improvements totaling $120,000.
     In connection with our acquisition of Larscom Incorporated (“Larscom”) on July 28, 2004, we assumed certain restructuring accruals recorded as restructuring charges by Larscom in periods prior to the acquisition date, which included, among others, a real estate lease related to the closure of the Larscom facility in Durham, North Carolina in 2001. Larscom closed this facility, but remained financially responsible for the existing lease and recorded the remaining lease payments as a restructuring charge. Larscom entered into a sublease agreement for the 27,000 square foot facility with a start-up company that had a commencement date of February 15, 2002. Due to the uncertainty of the receipt of income under the sublease, restructuring expenses are reduced as the sublease income is received. As of July 1, 2005, the balance in the restructuring accrual totaled $776,000. We made monthly payments during the nine months ended March 31, 2006 totaling $316,000 which reduced the accrual. No sublease payments were received during the nine months ended March 31, 2006. No additional restructuring costs are expected to be incurred related to this lease.
     The following table provides details of the activity and remaining balances for restructuring charges as of March 31, 2006 (in thousands):

		Real Estate	Employee
	Total	and Other	Termination
	Charges	Costs	Costs
Balance as of July 1, 2005	$776	$775	$1
Restructuring charges in the year-to-date period	1,182	495	687
Balance sheet reclassifications:
Reclass deferred rent liability to restructuring accrual	157	157	—
Write-off leasehold improvements	(120)	(120)	—
Payments made in common stock	(391)	—	(391)
Payments made in cash	(557)	(316)	(241)

Balance as of March 31, 2006	$1,047	$991	$56

Note 12 — Long-term Debt
     Long-term debt and capital lease obligations consist of the following (in thousands):

	March 31,	July 1,
	2006	2005
Senior secured convertible notes, 9% coupon rate (6% prior to March 9, 2006), payable in $500 quarterly payments ($1,000 prior to March 9, 2006) beginning July 2005 (or sooner under certain circumstances), net of unamortized discount of $1,476 and $2,424, respectively	$3,789	$7,576
Note payable on real estate	—	3,319
Convertible promissory notes	2,880	2,880
Capital lease obligations	102	149

	6,771	13,924
Less: Current portion of long-term debt and lease obligations	(1,167)	(8,727)

Long-term debt	$5,604	$5,197

Senior secured convertible notes
     In March 2005, we entered into a securities purchase agreement (the “Agreement”) for the private placement of up to $15,000,000 of senior secured convertible notes to six institutional investors. On March 9, 2006 and October 31, 2005, we entered into amendment agreements (“Amendments”) with each of the holders of the senior secured convertible notes, which modified certain terms of the Agreement, senior secured convertible notes, and warrants. We issued an initial $10,000,000 of senior secured convertible notes, which was convertible into common stock at an initial stated price of $3.01 per share, but subsequently amended to $0.7826 per share by the March 2006 Amendments. We recorded initial discounts of (i) $1,870,000 from the allocation of the proceeds to the debt and warrants in accordance with Accounting Principles Board Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants, and (ii) $1,077,000 related to debt issuance costs. We recorded additional loan costs of $394,000 and $105,000 in the three months ended March 31, 2006 and December 30, 2005, respectively, related to (i) 900,000 shares of Series B warrants issued in connection with the March 2006 Amendments, (ii) the change in the value of the embedded conversion option as a result of the decrease in the stated conversion price of the senior secured convertible notes, and (iii) the increase in the fair value of Series A warrants due to the reduction in the exercise price of these warrants made in connection with the October 2005 Amendments. As of March 31, 2006, a total of $5,265,000 in face value of senior secured convertible notes was outstanding. These senior secured convertible notes are recorded in the condensed consolidated balance sheet at March 31, 2006, at the discounted amount of $3,789,000. We are recording the difference between the face value and discounted amount as additional interest expense over the adjusted estimated life of the senior secured convertible notes. Warrants to purchase shares of our common stock issued in connection with the initial transaction and the March 2006 Amendments are described in Note 15 — Stock Warrants. Substantially all of our assets are pledged as collateral for amounts outstanding under the senior secured convertible notes. These notes were paid in full on June 15, 2006 in connection with the sale of substantially all of our assets. See Note 17 — Subsequent Events.
     The senior secured convertible notes, as amended, bear interest at a rate of nine percent per annum and are repayable in arrears in quarterly installments beginning July 2005, or earlier upon the occurrence of certain events. The March 2006 Amendments reduced the quarterly installment payments from $1,000,000 to the lesser of (i) $500,000, (ii) $500,000 less 50% of the value of the shares converted the previous quarter in excess of the required conversions as described in the following sentence, or (iii) the unpaid principal amount. The holders of the senior secured convertible notes are required to convert a minimum of 100,000 shares of our common stock during each 22 consecutive trading day periods subject to certain conditions and conversion prices, including a minimum conversion price of $0.5217 per share. As of March 31, 2006, senior secured convertible notes in the face amount of $41,000 were converted into 67,800 shares of common stock.
     In addition to regularly scheduled installment payments, if, as of the end of each fiscal quarter during the period in which the senior secured convertible notes are outstanding, we fail to maintain certain targeted working capital requirements, as defined in the notes, as amended, the holders of the senior secured convertible notes may require us to make an additional installment payment under the senior secured convertible notes which shall be, at the option of each holder, such holder’s pro rata portion of one of the following: (1) the difference between (A) the unpaid principal, interest and any late charges then remaining under the senior secured convertible notes and (B) 60% of our working capital amount, as determined in accordance with the terms of the senior secured convertible notes, (2) $2,000,000 or (3) such lesser amount if reduced in accordance with the terms of the senior secured convertible notes. At March 31, 2006, we failed to maintain the required targeted working capital as amended by the March 2006 Amendments.
     On January 11, 2006, we paid $1,694,000 to the senior note holders as required by the October 2005 Amendments as their share of the net proceeds from our sale of property located at 950 Explorer Boulevard in Huntsville, Alabama (“Property”).
Note Payable on Real Estate
     In connection with our June 2000 acquisition of the Property, we entered into a loan agreement with Regions Bank to borrow up to $6,000,000 to finance the purchase of such Property and to make improvements thereon. In December 2000, we entered into a second agreement with Regions Bank to borrow an additional $500,000 to finance further improvements to the facility. The land and building are provided as collateral for amounts outstanding under these agreements. In June 2004, the outstanding balances under the two loan agreements were combined under one note, which requires a monthly payment of $50,000. The interest is at a rate of 225 basis points over the 30 day London inter-bank offered rate, which was 6.32% at December 1, 2005. This note was paid in full on January 11, 2006 in connection with the sale of the Property.
Convertible Promissory Notes
     We issued two convertible promissory notes in February 2004 totaling $10,480,000 in connection with our acquisition of XEL Communications, Inc. In May 2004, the holder of the $10,000,000 convertible promissory note converted $7,250,000 of the outstanding principal amount of the note into 1,361,758 shares of our common stock. These convertible promissory notes earn interest at a rate of 10% per annum, as amended in February 2006, and were originally scheduled to mature in February 2006. As of February 6, 2006, the holders of these notes agreed to amendments, which, among other things, extended the maturity date of these notes to one year after the payment of the senior secured convertible notes or February 2009, whichever occurs earlier. The holders may convert the note in whole or in increments of at least $1,000,000 into our common stock at a conversion price of $5.324 per share. Under the terms of the $10,000,000 convertible promissory note, the note was reduced by $350,000 for payment of retention bonuses in February 2005 to certain XEL employees pursuant to retention agreements between us and the employees. As the retention bonuses were accrued and charged to compensation expense, the carrying value of the convertible promissory note was reduced and other income from the loan reduction was recorded, which totaled $8,000 and $121,000 in the three months and nine months ended April 1, 2005 respectively.

Capital Lease Obligations
     Long-term debt at March 31, 2006 also includes two capital lease obligations totaling $102,000, which currently require monthly payments totaling $5,000, including interest at rates ranging from 11.4% to 13.6%. These leases terminate on various dates between November 2007 and February 2010.
     Long-term debt and capital lease obligations are payable as follows (in thousands):

Fiscal year ending,
2006	$261
2007	1,252
2008	1,620
2009	3,630
2010	8

Total	$6,771

Note 13 — Stock Based Compensation
     Prior to July 2, 2005, our stock incentive plans were accounted for under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. Under APB No. 25, no compensation expense was generally recognized since the exercise price for stock options granted to employees equaled the market price of the underlying stock on the date of grant.
     As of July 2, 2005, we adopted SFAS No. 123R, Stock Based Payment, using the modified prospective method, which requires measurement of compensation cost for all stock-based awards at fair value on date of grant and recognition of compensation over the service period for awards expected to vest. The fair value of restricted stock and restricted stock units are determined based on the number of shares granted and the quoted price of our common stock, and the fair value of stock options is determined using the Black-Scholes valuation model, which is consistent with our valuation techniques previously utilized for options in footnote disclosures required under SFAS No. 123, Accounting for Stock Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure. Such value is recognized as expense over the service period, net of estimated forfeitures, using the accelerated method under SFAS No. 123R.
     The adoption of SFAS No. 123R resulted in compensation expense related to stock incentive awards of $309,000 and $950,000 in the three months and nine months ended March 31, 2006, respectively, which includes the net cumulative impact of 32.54% estimated future forfeitures in the determination of the period expense, rather than recording forfeitures when they occur as previously permitted. Additionally, stock awards issued in payment of severance pay totaling $622,000 and $720,000 was charged to expense in the three months and nine months ended March 31, 2006, respectively.
     At March 31, 2006, the total compensation cost related to unvested stock-based awards granted to employees under our stock incentive plans but not yet recognized was approximately $960,000, net of estimated forfeitures of $1,389,000. This cost will be amortized on an accelerated method basis over a period of approximately 3 years and will be adjusted for subsequent changes in estimated forfeitures.
Effect of Adoption of SFAS No. 123R
     The application of SFAS No. 123R had the following effect for the three months and nine months ended March 31, 2006 on the amounts reported relative to amounts that would have been reported using the intrinsic value method under previous accounting (in thousands, except per share amounts):

	Using Intrinsic	SFAS 123R	As
for the three months ended March 31, 2006:	Value Method	Adjustments	Reported
Loss from operations	$(16,426)	$(309)	$(16,735)
Loss before income taxes	(16,470)	(309)	(16,779)
Net loss	(16,470)	(309)	(16,779)
Loss per share:
Basic	(0.65)	(0.01)	(0.66)
Diluted	(0.65)	(0.01)	(0.66)

	Using Intrinsic	SFAS 123R	As
for the nine months ended March 31, 2006:	Value Method	Adjustments	Reported
Loss from operations	$(19,978)	$(950)	$(20,928)
Loss before income taxes	(21,194)	(950)	(22,144)
Net loss	(21,184)	(950)	(22,134)
Loss per share:
Basic	(0.86)	(0.04)	(0.90)
Diluted	(0.86)	(0.04)	(0.90)
     The weighted average estimated fair value of options granted was $0.50 and $1.75 per share in the nine months ended March 31, 2006 and April 1, 2005, respectively. Our calculations were made using the Black-Scholes option-pricing model. The fair value of our stock-based awards to employees was estimated assuming the following weighted-average assumptions for the nine months ended March 31, 2006 and April 1, 2005, as follows:

	Nine months ended
	March 31,	April 1,
	2006	2005
Expected dividend yield	0.0%	0.0%
Expected stock price volatility	106%	140%
Risk free interest rate	4.38%	3.07%
Expected life (years)	2.89	3.07
     For fiscal year 2006 and 2005, we used our historical volatility as our basis to estimate expected volatility. In light of recent accounting guidance related to stock options, we will continue to reevaluate the volatility assumptions used to estimate the value of employee stock options granted in future periods.
Stock Option Plans
     We have stock incentive plans under which employees and consultants may be granted non-qualified and incentive options to purchase shares of our common stock. Stock awards, stock appreciation rights and other stock incentives may also be granted under these plans; however, no stock appreciation rights or other stock incentives have been granted to date. Stock options are generally granted at the fair market value of our common stock on the date of grant and expire no later than ten years from the date of grant. Stock options generally vest over four years. During fiscal 2005, certain stock options with a five year term that vested monthly over one year were granted to employees in connection with salary reduction program. We also grant restricted stock units, which generally vest over two years.
     For the nine months ended March 31, 2006, we granted options to purchase 967,750 shares of our common stock, restricted stock units for 164,675 shares, and stock awards for 894,807 shares in payment of severance pay. Stock awards outstanding as of March 31, 2006 total 103,423. We received $14,000 from the exercise of stock options during the nine months ended March 31, 2006.

		Options Outstanding
			Weighted
	Shares		Average
	Available	Number of	Exercise
	for Grant	Shares	Price
Balance at July 1, 2005	1,670,698	5,603,254	$2.98
Plan shares expired	(575,875)	—	—
Granted	(967,750)	967,750	0.79
Restricted stock units	(164,675)	—	—
Stock awards	(894,807)	—	—
Exercised	—	(43,270)	0.34
Canceled	1,539,406	(1,539,406)	4.56

Balance at March 31, 2006	606,997	4,988,328	$2.09

     The following table summarizes information concerning outstanding and exercisable stock options as of March 31, 2006:

	Options Outstanding			Options Exercisable
		Weighted	Weighted		Weighted
		Average	Average		Average
Range of	Number of	Remaining	Exercise	Number of	Exercise
Exercise Prices	Shares	Contractual Life	Price	Shares	Price
$0.22 — $ 0.69	961,086	5.83	$0.61	954,714	$0.62
$0.75 — $ 0.79	850,750	9.41	0.79	31,125	0.75
$0.98 — $ 1.19	965,660	5.82	1.16	787,309	1.15
$1.20 — $ 3.02	1,070,530	6.50	2.57	715,391	2.48
$3.06 — $ 4.47	889,140	7.58	3.71	460,775	3.74
$4.97 — $146.74	251,162	5.47	7.97	190,870	8.78

$0.22 — $146.74	4,988,328	6.88	$2.09	3,140,184	$2.13

     The aggregate intrinsic value for the options outstanding and exercisable that were in-the-money as of March 31, 2006, was as follows:

		Weighted
		Average	Weighted
		Remaining	Average	Aggregate
	Number of	Contractual	Exercise	Intrinsic
Options	Shares	Life	Price	Value
Outstanding at March 31, 2006	161,086	5.77	$0.23	$70,725
Exercisable at March 31, 2006	154,714	5.75	$0.23	$67,957
For three months and nine months ended April 1, 2005:
     Stock-based compensation for the three months and nine months ended April 1, 2005 was determined using the intrinsic value method. The following table provides supplemental information for the three months and nine months ended April 1, 2005 as if stock-based compensation had been computed under SFAS No. 123 (in thousands, except per share data):

	Three months	Nine months
	ended	ended
	April 1,	April 1,
	2005	2005
Net loss, as reported	$(2,574)	$(26,204)
Add: Stock-based employee compensation expense included in reported net loss, net of related tax effects and valuation allowance	207	480
Deduct: Stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects and valuation allowance	(738)	(2,125)

Pro forma net loss	$(3,105)	$(30,849)

Loss per share:
Basic and diluted — as reported	$(0.11)	$(1.32)

Basic and diluted — pro forma	$(0.14)	$(1.40)

     In connection with the acquisition of XEL Communications, Inc. on February 5, 2004, we issued 187,826 shares of restricted common stock to certain employees of XEL and recorded deferred compensation of $1,000,000. On February 17, 2005, we accelerated the vesting of the restricted stock awards outstanding as of that date and the remaining deferred compensation was charged to expense. Total compensation expense related to these restricted shares totaled $207,000 and $476,000 for the three months and nine months ended April 1, 2005.
Note 14 — Common Stock
     During the nine months ended March 31, 2006, we recorded 316,264 shares received as treasury stock with a value of $267,000 related to shares withheld in payment of required tax withholdings on stock awards that vested during this period. The employees elected to reduce the shares received in payment of the required tax withholdings, which we remitted to the taxing authorities. The shares received have been retired.
Note 15 — Warrants
     On March 9, 2006, we issued Series B warrants in connection with the March 2006 Amendments of the $10,000,000 senior convertible notes to purchase up to 900,000 shares of our common at a price per share of $1.00. These warrants have a term of three years and are exercisable subject to an effective registration statement to be filed by us. In accordance with EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, these warrants have been classified as a short-term liability and were recorded at fair value on the date of issuance. As a liability, the warrants are revalued each period until and unless the warrants are exercised.
     On March 21, 2005, we issued Series A warrants in connection with the issuance of the $10,000,000 senior secured convertible notes to purchase up to 830,563 shares of our common at a price per share of $3.41, which was reduced to $0.93 per share pursuant to the October 2005 Amendments as described in Note 12 – Long-term Debt. These warrants have a term of five years and became exercisable beginning September 21, 2005. As of July 1, 2005, these warrants were classified in the equity section of our condensed consolidated balance sheet. These warrants with a carrying value of $384,000 as of March 9, 2006 were reclassified to warrants liability as of that date in accordance with EITF 00-19.
     During the three months ended March 31, 2006, we recorded other income of $35,000 related to the change in fair value of the Series A and Series B warrants from March 9, 2006 to March 31, 2006. This amount is included as a component of Interest and other income, net, in the accompanying condensed consolidated statement of operations. If the warrants are exercised prior to their termination, their carrying value will be transferred to equity.
Note 16 — Commitments and Contingences
     We lease various sales offices, warehouse space and equipment under operating leases that expire on various dates from June 2006 through May 2010. Rent expense under all non-cancelable operating leases totaled $253,000 and $244,000 for the three months ended March 31, 2006 and April 1, 2005, respectively. Rent expense under all non-cancelable operating leases totaled $711,000 and $742,000 for the nine months ended March 31, 2006 and April 1, 2005, respectively. Future minimum lease payments under all non-cancelable operating leases as of March 31, 2006 are as follows (in thousands):

Operating
Fiscal year,	Leases
2006 (April – June)	$291
2007	1,041
2008	639
2009	162
2010	93

Total minimum lease payments	$2,226

     As of March 31, 2006, we had approximately $1,900,000 of non-cancelable purchase commitments outstanding for inventory and inventory components.
     We are not currently involved in any legal proceedings expected to have a material adverse effect on our financial conditions or results of operations. From time to time, however, we may be subject to claims and lawsuits arising in the normal course of business.
Note 17 — Subsequent Event
     On April 9, 2006, Verilink Corporation and its wholly owned subsidiary, Larscom Incorporated, filed petitions for relief under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy Court for the Northern District of Alabama (the “Court”). In May 2006, an order, as amended, was entered by the Court authorizing the sale of our business operations in an auction process, which provided, among other things, (i) for the sale of substantially all the assets of the company for all cash consideration; (ii) for a minimum $7.5 million initial bid; (iii) that initial bids be submitted on or before June 2, 2006; (iv) for an auction to be held on June 6, 2006; and (v) for a closing of the sale of the business by June 15, 2006.
     On June 15, 2006, we completed the sale of substantially all of our assets to SCS Fund L.P. for (i) $5,250,000 in cash paid at closing, (ii) the assumption of certain assumed liabilities and (iii) the payment of certain “Cure Costs” as defined in the Agreement. We recognized a loss on the sale of these net assets of $2,312,000 determined as follows:

Net assets sold as of June 15, 2006:
Accounts receivable, net	$2,768
Inventories, net	5,971
Other current assets	629
Property, plant and equipment, net	638
Intangible assets	50
Other assets	105
Accrued expenses	(2,599)

Net assets	7,562
Cash received	5,250

Loss on sale of net assets	$(2,312)

     The principal and interest due under the senior secured convertible notes of approximately $5,425,000 was paid in full with proceeds received from the sale of assets.
Note 18 — Recently Issued Accounting Pronouncements
     In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, which requires the direct effects of voluntary accounting principle changes to be retrospectively applied to prior periods’ financial statements. SFAS 154 does not change the transition provisions of any existing accounting pronouncements, but would apply in the unusual instance that a pronouncement does not include specific transition provisions. SFAS 154 maintains existing guidance with respect to accounting estimate changes and corrections of errors, and is effective for us beginning in fiscal year 2007. Adoption is not expected to have a material impact on our financial position, results of operation or cash flows.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
Verilink Corporation
Centennial, Colorado
We have audited the consolidated balance sheet of Verilink Corporation and Subsidiaries as of July 1, 2005 and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Verilink Corporation and Subsidiaries as of July 1, 2005, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.
The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has a working capital deficiency and has generated an operating loss and negative cash flow from operations which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Ehrhardt Keefe Steiner & Hottman PC
September 21, 2005
Denver, Colorado

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of Verilink Corporation
In our opinion, the financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Verilink Corporation and its subsidiaries at July 2, 2004, and the results of their operations and their cash flows for each of the two years in the period ended July 2, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has uncertain revenue streams and a low level of liquidity that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
As explained in Notes 1 and 7 to the consolidated financial statements, the Company adopted SFAS No. 142, Goodwill and Intangible Assets, effective June 29, 2002.
PricewaterhouseCoopers LLP
Birmingham, Alabama
October 1, 2004

VERILINK CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	July 1,	July 2,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$3,504	$3,448
Restricted cash	333	—
Accounts receivable, net of allowance for doubtful accounts of $1,200 and $536, respectively	10,068	7,881
Inventories, net	5,256	6,010
Other current assets	744	941

Total current assets	19,905	18,280
Property held for lease, net	6,076	6,269
Property, plant and equipment, net	1,697	1,381
Goodwill, net	1,114	9,887
Other intangible assets, net	13,253	9,182
Other assets	283	1,139

	$42,328	$46,138

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Note payable to bank	$—	$2,046
Current portion of long-term debt and capital lease obligations	8,727	487
Accounts payable	4,944	6,229
Accrued salaries and wages	1,804	1,474
Accrued liabilities	2,843	2,127
Deferred revenues	945	799
Warranty reserve	1,290	1,192
Accrued purchase consideration	239	1,148

Total current liabilities	20,792	15,502
Long-term debt and capital lease obligations, less current portion	5,197	6,262
Other long-term liabilities	567	—

Total liabilities	26,556	21,764

Commitments and contingencies (Note 18)

Stockholders’ equity:
Preferred stock, $0.01 par value, 1,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value; 40,000 shares authorized; 23,082 and 16,777 shares issued and outstanding in 2005 and 2004, respectively	231	168
Additional paid-in capital	87,812	59,532
Deferred compensation	—	(520)
Accumulated other comprehensive loss	(52)	(39)
Accumulated deficit	(72,219)	(34,767)

Total stockholders’ equity	15,772	24,374

	$42,328	$46,138

The accompanying notes are an integral part of these consolidated financial statements.

VERILINK CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share amounts)

	Fiscal Year Ended
	July 1,	July 2,	June 27,
	2005	2004	2003
Product sales	$42,195	$42,419	$26,894
Service sales	11,097	3,764	1,210

Net sales	53,292	46,183	28,104

Product cost of sales	30,873	24,506	13,360
Service cost of sales	5,103	1,960	579

Cost of sales	35,976	26,466	13,939

Gross profit	17,316	19,717	14,165

Operating expenses:
Research and development	7,454	6,876	3,985
Selling, general and administrative	18,040	12,124	7,102
Amortization of intangible assets	2,546	1,027	484
Restructuring charges	275	390	—
Impairment charges related to goodwill	24,334	—	—
Impairment charge related to other intangible assets	2,150	—	—
In-process research and development	—	—	316

Total operating expenses	54,799	20,417	11,887

Income (loss) from operations	(37,483)	(700)	2,278
Interest and other income, net	1,164	927	656
Interest expense	(1,133)	(253)	(181)

Income (loss) before provision for income taxes	(37,452)	(26)	2,753
Provision for income taxes	—	—	—

Net income (loss) before cumulative change in accounting principle, relating to goodwill	(37,452)	(26)	2,753
Cumulative effect of change in accounting principle, relating to goodwill	—	—	(1,233)

Net income (loss)	$(37,452)	$(26)	$1,520

Net income (loss) per share, basic and diluted:
Net income (loss) before cumulative change in accounting principle, relating to goodwill	$(1.68)	$(0.00)	$0.18
Cumulative effect of change in accounting principle, relating to goodwill	—	—	(0.08)

Net income (loss)	$(1.68)	$(0.00)	$0.10

Weighted average shares outstanding:
Basic	22,316	15,170	14,871

Diluted	22,316	15,170	15,294

Consolidated Statements of Comprehensive Income (Loss):
Net income (loss)	$(37,452)	$(26)	$1,520
Foreign currency translation adjustments	(12)	(7)	(2)
Unrealized loss on marketable equity securities	—	—	(5)

Comprehensive income (loss)	$(37,464)	$(33)	$1,513

The accompanying notes are an integral part of these consolidated financial statements.

VERILINK CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Fiscal Year Ended
	July 1,	July 2,	June 27,
	2005	2004	2003
Cash flows from operating activities:
Net income (loss)	$(37,452)	$(26)	$1,520
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	4,487	2,023	1,341
Expense related to stock awards	186	1,000	—
Amortization of deferred compensation	507	516	—
Forgiveness of convertible notes	(121)	—	—
In process research and development	—	—	316
Impairment charges	26,484	—	—
Change in fair value of warrants liability	(543)	—	—
Loss on disposal of property, plant & equipment	38	13	—
Accrued interest on notes receivable from stockholders, net	—	(293)	(422)
Cumulative effect of change in accounting principle, relating to goodwill	—	—	1,233
Changes in assets and liabilities:
Accounts receivable	459	(2,083)	424
Inventories	3,970	117	(1,050)
Other assets	1,702	(1,155)	(130)
Accounts payable	(3,436)	(163)	113
Accrued expenses	(5,138)	894	672
Other non-current liabilities	(444)	—	—

Net cash provided by (used in) operating activities	(9,301)	843	4,017

Cash flows from investing activities:
Purchases of property, plant and equipment	(375)	(600)	(602)
Decrease in restricted cash	—	1,000	—
Sale of short-term investments	—	101	497
Payments related to product line acquisitions	(909)	(1,395)	(1,200)
Cash acquired in acquisition of Larscom Incorporated, net of transaction costs	4,273	—	—
Acquisition of XEL Communications, Inc., net of cash acquired	—	(7,612)	—
Proceeds from the repayment of notes receivable	—	240	260

Net cash provided by (used in) investing activities	2,989	(8,266)	(1,045)

Cash flows from financing activities:
Proceeds from bank borrowings and long-term debt	11,455	2,046	—
Debt issuance costs	(1,077)	—	—
Repayment of bank borrowings and long-term debt	(3,980)	(731)	(724)
Proceeds from issuance of common stock under stock plans	228	1,060	4
Repurchase of common stock	(245)	—	(49)
Proceeds from repayment of notes receivable from stockholder	—	—	675

Net cash provided by (used in) financing activities	6,381	2,375	(94)

Change in other comprehensive loss	(13)	(7)	(5)

Net increase (decrease) in cash and cash equivalents	56	(5,055)	2,873
Cash and cash equivalents at beginning of year	3,448	8,503	5,630

Cash and cash equivalents at end of year	$3,504	$3,448	$8,503

(continued on next page)

VERILINK CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(continued from previous page)
(in thousands)

	Fiscal Year Ended
	July 1,	July 2,	June 27,
	2005	2004	2003
Supplemental disclosures:
Cash paid for interest	$454	$254	$181
Cash paid for income taxes	$—	$89	$17
Non-cash investing activities:
Acquisition of Larscom Incorporated for stock and stock options assumed	$26,840	$—	$—
Purchase of property, plant and equipment through capital lease obligations	$173	$—	$—
Warrants issued with senior convertible notes	$1,870	$—	$—
Convertible notes issued in acquisition of XEL Communications, Inc.	$—	$10,480	—
Common stock issued in connection with note conversion	$—	$7,250	—
Non-cash financing activities:
Repayment of notes receivable from stockholder with common stock	$—	$2,428	$341
The accompanying notes are an integral part of these consolidated financial statements.

VERILINK CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands)

					Notes	Accumulated
			Additional		Receivable	Other	Retained
	Common Stock		Paid-in	Deferred	from	Comprehensive	Earnings
	Shares	Amount	Capital	Compensation	Stockholder	Loss	(Deficit)	Total
Balance at June 28, 2002	14,997	$150	$51,483	$—	$(3,230)	$(25)	$(36,261)	$12,117
Issuance of common stock under stock plans	14	—	4	—	—	—	—	4
Purchase and retirement of treasury stock	(340)	(3)	(387)	—	—	—	—	(390)
Accrued interest on notes receivable from stockholder	—	—	—	—	(161)	—	—	(161)
Repayment of notes receivable from stockholder	—	—	—	—	1,016	—	—	1,016
Unrealized loss on marketable equity securities	—	—	—	—	—	(5)	—	(5)
Foreign currency translation adjustment	—	—	—	—	—	(2)	—	(2)
Net income	—	—	—	—	—		1,520	1,520

Balance at June 27, 2003	14,671	147	51,100	—	(2,375)	(32)	(34,741)	14,099
Issuance of common stock under stock plans	751	8	1,646	(200)	—	—	—	1,454
Issuance of common stock not under a stock plan	338	3	1,797	(800)	—	—	—	1,000
Retirement of treasury stock received in payment of stockholder notes	(343)	(3)	(2,284)	—	2,287	—	—	—
Shares issued on note conversion	1,362	13	7,237	—	—	—	—	7,250
Amortization of deferred compensation	—	—	43	473	—	—	—	516
Forfeiture of restricted stock awards	(2)	—	(7)	7	—	—	—	—
Accrued interest on notes receivable from stockholders	—	—	—	—	(53)	—	—	(53)
Repayment of notes receivable from stockholder	—	—	—	—	141	—	—	141
Foreign currency translation adjustment	—	—	—	—	—	(7)	—	(7)
Net loss	—	—	—	—	—	—	(26)	(26)

Balance at July 2, 2004	16,777	168	59,532	(520)	—	(39)	(34,767)	24,374
Issuance of common stock under stock plans	365	4	412	—	—	—	—	416
Shares issued in acquisition of Larscom Incorporated	6,040	60	26,781	—	—	—	—	26,841
Purchase and retirement of treasury stock	(97)	(1)	(246)	—	—	—	—	(247)
Reclassification of warrants liability	—	—	1,326	—	—	—	—	1,326
Amortization of deferred compensation	—	—	23	504	—	—	—	527
Forfeiture of restricted stock awards	(3)	—	(16)	16	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	(13)	—	(13)
Net loss	—	—	—	—	—	—	(37,452)	(37,452)

Balance at July 1, 2005	23,082	$231	$87,812	$—	$—	$(52)	$(72,219)	$15,772

The accompanying notes are an integral part of these consolidated financial statements.

VERILINK CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1 — The Company and a Summary of Significant Accounting Policies
The Company
     Verilink Corporation, a Delaware Corporation, was incorporated in 1982. We develop, manufacture, and market integrated access devices, Optical Ethernet access products, wireless access devices, and bandwidth aggregation solutions for network service providers, enterprise customers, and original equipment manufacturer (“OEM”) partners. Our integrated network access and customer premises/located equipment products are used by network service providers such as interexchange and local exchange carriers, and providers of Internet, personal communications, and cellular services to provide seamless connectivity and interconnect for multiple traffic types on wide area networks.
     The accompanying financial statements have been prepared on a going concern basis which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business and do not reflect adjustments that might result if we were not to continue as a going concern. The auditor’s report on our financial statements as of July 1, 2005 contains an explanatory paragraph, which refers to our working capital deficiency, operating loss and negative cash flow from operations which raise substantial doubt about our ability to continue as a going concern. The auditor’s report on the our financial statements as of July 2, 2004 contains an explanatory paragraph, which refers to uncertain revenue streams and a low level of liquidity and notes that these matters raise substantial doubt about the our ability to continue as a going concern.
     As shown in the accompanying consolidated financial statements, we have incurred losses from operations over the last two fiscal years, and as of July 1, 2005, our current liabilities exceeded our current assets by $887,000. These factors raise substantial doubt about our ability to continue as a going concern. Management has instituted a cost reduction program that included a decrease in headcount and curtailment of other discretionary non-payroll costs. In addition, we have increased sales prices on certain products, obtained more favorable material costs for certain material components, and redesigned certain product lines to reduce manufacturing costs. We are also working to amend the lease terms of the facility at 950 Explorer Boulevard in Huntsville, Alabama to improve its salability; and to rationalize product lines, which could result in the potential sale and/or acquisition of product line(s). Management believes these factors will contribute toward achieving positive cash flow from operations.
     On a quarterly basis, management will continue to evaluate revenue outlook and plans to adjust spending levels as necessary. We believe that our cash and cash equivalents and anticipated cash flow from operations will be sufficient to fund our operations and contractual obligations through fiscal 2006 based on our current operating plan, although no such assurance can be given. If we do not substantially meet our current operating plan, then we may implement additional cost containment measures, or may need to seek additional financing or seek to renegotiate our contractual obligations. While we do not believe we will need to seek additional financing in the near term, the sale of additional equity or debt securities could result in additional dilution to our stockholders. Arrangements for additional financing or renegotiation of contractual obligations may not be available on terms acceptable to us, if at all.
Basis of presentation
     The consolidated financial statements include our accounts and our wholly owned subsidiaries in the United States of America, Canada, Mexico and Great Britain. All significant intercompany accounts and transactions have been eliminated in consolidation.
     Our fiscal year is the 52- or 53-week period ending on the Friday nearest to June 30.
Management estimates and assumptions
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Foreign currency
     The functional currency of our foreign subsidiaries is the local currency. The balance sheet accounts of foreign subsidiaries are translated into United States dollars at the exchange rate prevailing at the balance sheet date. Revenues, costs and expenses are translated into United States dollars at average rates for the period. Gains and losses resulting from translation are accumulated as a component of stockholders’ equity and to date have not been material. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations and were not significant during any of the periods presented.
Cash and cash equivalents
     We consider all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents.
Short-term investments
     We consider highly liquid instruments with a maturity greater than three months when purchased, and our investment securities classified as available for sale to be short-term investments. Realized gains or losses are determined on the specific identification method and are reflected in income. Net unrealized gains or losses are recorded directly in stockholders’ equity except those unrealized losses that are deemed to be other than temporary which are reflected in the statements of operations. No such losses were recorded during any of the periods presented.
Accounts receivable
     Accounts receivable from customers are stated net of an allowance for doubtful accounts. We estimate losses resulting from the inability of our customers to make payments for amounts billed. The collectability of outstanding invoices is continually assessed. Assumptions made regarding the customer’s ability and intent to pay are based on historical trends, general economic conditions and current customer data.
Inventories
     Inventories are stated at the lower of cost or market. Cost is computed using standard cost, which approximates actual cost on a first-in, first-out basis.
Fair value of financial instruments
     The carrying amounts of cash, cash equivalents, short-term investments and other current assets and liabilities such as accounts receivable, accounts payable, and accrued expenses, as presented in the financial statements, approximate fair value based on the short-term nature of these instruments. The fair value of note payable to bank and long-term debt is determined based on the borrowing rates currently available to us for loans with similar terms and maturities.
Property held for lease
     Property held for lease is carried at cost, less accumulated depreciation, which is computed using the straight-line method over the estimated useful lives of the assets, which are 25 years for the building and generally five years for the other assets. Rental income from this property is recorded on a monthly basis in accordance with the lease terms. Initial direct costs are deferred and matched against rental income over the initial term of the lease (see Note 6).
Property, plant and equipment
     Property, plant and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which are two to five years for furniture, fixtures and office equipment, and five years for machinery and equipment. Leasehold improvements are amortized using the straight-

line method over the lesser of the estimated useful lives of the assets or the remaining lease term. Depreciation expense was $1,419,000, $997,000 and $857,000 for fiscal 2005, 2004 and 2003, respectively. Maintenance and repairs are charged to operations as incurred. Upon sale, retirement or other disposition of these assets, the cost and related accumulated depreciation are removed from the respective accounts. We perform reviews of estimated future cash flows expected to result from the use of property, plant and equipment to determine the impairment of such assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.
Long-lived assets
     We review long-lived assets for impairment under the guidance prescribed by Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. We recognize impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying values. An impairment loss would be recognized in the amount by which the recorded value of the asset exceeds the fair value of the asset, measured by the quoted market price of an asset or an estimate based on the best information available in the circumstances. There were no such losses recognized during fiscal 2005, 2004 or 2003.
Goodwill
     We record goodwill when the cost of an acquired entity exceeds the net amounts assigned to identifiable assets acquired and liabilities assumed. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, we conduct a formal impairment test of goodwill on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value below its carrying value. There were no such losses recognized during fiscal 2004 or 2003. During fiscal 2005, we recorded impairment charges related to goodwill of $24,334,000 (See Note 7).
Other intangible assets
     Other intangible assets are amortized on a straight-line basis over the estimated economic lives, which range from three to eleven years. Other intangible assets are reviewed for impairment on an undiscounted cash flow basis, whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. There were no such losses recognized during fiscal 2004 or 2003. During fiscal 2005, we recorded impairment charges related to other intangible assets of $2,150,000 (See Note 8).
Liability for warranty returns
     We generally warrant our products for a five-year period, except for certain product families which provide a warranty period of one year, three years or as required by contract. We accrue for warranty returns at cost to repair or replace products. The liability for warranty returns totaled $1,290,000 and $1,192,000 at July 1, 2005 and July 2, 2004, respectively (see Note 10).
Revenue recognition
     We recognize a sale when persuasive evidence of an arrangement exists, the product has been delivered or services have been performed, the price to the purchaser is fixed or determinable, and collection of the resulting receivable is reasonably assured. Revenue from separately priced extended warranty and service programs is deferred and recognized over the respective service or extended warranty period when we are the obligor. We accrue related product return reserves and warranty costs at the time of the sale.
     The following table summarizes the percentage of total sales for customers accounting for more than 10% of our sales:

	Fiscal Year Ended
	July 1,	July 2,	June 27,
	2005	2004	2003
Verizon	42%	28%	—
Nortel Networks	—	30%	51%
Interlink Communication Systems, Inc.	—	—	11%
Concentrations of credit risk
     Financial instruments that potentially subject us to significant concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments and accounts receivable. We limit the amount of investment exposure to any one financial institution and financial instrument. Our trade accounts receivables are derived from sales to customers primarily in North America, Europe and Australia. We perform credit evaluations of our customers’ financial condition and require no collateral from our customers. We maintain reserves for potential credit losses based upon the expected collectibility of the accounts receivable.
     The following table summarizes accounts receivable from customers comprising 10% or more of our gross accounts receivable balance as of the dates indicated:

	July 1,	July 2,	June 27,
	2005	2004	2003
Verizon	29%	29%	—
Lucent Technologies	12%	18%	—
Nortel Networks	—	15%	61%
Research and development costs
     Research and development costs are expensed as incurred. Software development costs are included in research and development and are expensed as incurred. SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, requires the capitalization of certain software development costs incurred subsequent to the date technological feasibility is established, which we define as the completion of a working model, and prior to the date the product is generally available for sale. To date, the period between achieving technological feasibility and the general availability of such software has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, we have not capitalized any software development costs. During fiscal 2005, 2004 and 2003, total research and development expenditures were $7,454,000, $6,876,000 and $3,985,000, respectively.
Income taxes
     We use the liability method of accounting for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under this method, a deferred income tax liability or asset, net of valuation allowance, is recognized for the estimated future tax effects attributable to temporary differences between the financial statement basis and the tax basis of assets and liabilities as well as tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period of the change. We file a consolidated federal income tax return. Consolidated federal income taxes are allocated to appropriate subsidiaries using the separate return method.
Stock-based compensation
     We account for stock-based awards to employees using the intrinsic value method in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees. Accordingly, no compensation expense has been recognized for options granted with an exercise price equal to market value at the date of grant or in connection with the employee stock purchase plan.

     Had we recorded compensation based on the estimated grant date fair value, as defined by SFAS No. 123, Accounting for Stock-Based Compensation, for awards granted under our stock option plan, our net income (loss) and earnings (loss) per share would have been reduced to the pro forma amounts below for the years ended July 1, 2005, July 2, 2004 and June 27, 2003, respectively (in thousands, except per share amounts):

	2005	2004	2003
Net income (loss), as reported	$(37,452)	$(26)	$1,520
Add: Stock-based employee compensation expense included in reported net income (loss), net of related tax effects and valuation allowance	480	1,571	—
Deduct: Stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects and valuation allowance	(2,687)	(3,111)	(200)

Pro forma net income (loss)	$(39,659)	$(1,566)	$1,320

Earnings (loss) per share:
Basic, as reported	$(1.68)	$(0.00)	$0.10
Basic, pro forma	$(1.78)	$(0.10)	$0.09
Diluted, as reported	$(1.68)	$(0.00)	$0.10
Diluted, pro forma	$(1.78)	$(0.10)	$0.09
     We recorded deferred compensation of $43,000 in fiscal 2004 in connection with the grant of stock options to certain employees in California, which were issued at less than fair market value as of the date of grant and also provided a limited cash award payable upon the exercise of the underlying stock option award. During fiscal 2005 and 2004, we recognized total compensation expense of $3,000 and $60,000, respectively, related to these options. At July 1, 2005, all deferred compensation related to these awards has been charged to expense.
     In connection with the acquisition of XEL Communications, Inc. (“XEL”) in fiscal 2004, we issued 187,826 shares of common stock to certain employees and recorded a charge to compensation expense in the amount of $1 million. We also issued 187,826 shares of restricted common stock to certain employees and recorded deferred compensation of $1,000,000, which will be charged to expense over the three year vesting period. On February 17, 2005, we accelerated the vesting of the restricted stock awards outstanding as of that date and the remaining deferred compensation was charged to expense. During fiscal 2005 and 2004, we recognized total compensation expense of $476,000 and $501,000, respectively, related to these awards.
     The pro forma amounts reflected in the table above are not representative of the effects on reported net income (loss) in future years because, in general, the options granted typically do not vest for several years and additional awards are made each year. The fair value of each option grant is estimated on the grant date using the Black-Scholes option-pricing model using the weighted-average assumptions shown in the table below. The weighted average estimated grant date fair value, as defined by SFAS No. 123, of options granted during fiscal 2005, 2004 and 2003 under our stock option plan was $1.73, $3.46 and $0.86, respectively.

	2005	2004	2003
Expected dividend yield	0.0%	0.0%	0.0%
Expected stock price volatility	139%	148%	156%
Risk free interest rate	3.09%	2.41%	1.99%
Expected life (years)	3.07	3.47	2.67
Earnings (loss) per share
     Basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share gives effect to all dilutive potential common shares outstanding during a period. In computing diluted earnings (loss) per share, the average price of our common stock for the period is used in determining the number of shares assumed to be purchased from exercise of stock options and stock warrants under the treasury method. The following table sets forth the computation of basic and diluted earnings (loss) per share for each of the past three fiscal years (in thousands, except per share amounts):

	Fiscal Year Ended
	July 1,	July 2,	June 27,
	2005	2004	2003
Net income (loss)	$(37,452)	$(26)	$1,520

Weighted average shares outstanding:
Basic	22,316	15,170	14,871
Effect of potential common stock from the exercise of stock options and warrants	—	—	423

Diluted	22,316	15,170	15,294

Basic earnings (loss) per share	$(1.68)	$0.00	$0.10

Diluted earnings (loss) per share	$(1.68)	$0.00	$0.10

Weighted average option shares and warrants excluded from the computation of diluted earnings (loss) per share because their effect is anti-dilutive	5,931	3,754	2,163

     Restricted common stock outstanding issued to employees as of July 2, 2004 totaling 186,416 shares was excluded from the computation of basic earnings (loss) per share since the shares had not vested and remained subject to forfeiture at that date.
     Potential common shares from conversion of the senior convertible notes and convertible promissory notes totaling 3,863,207 shares were not included in the computation of diluted earnings (loss) per share because the inclusion of such shares would have been antidilutive.
Comprehensive income (loss)
     Comprehensive income (loss) consists of net income (loss), unrealized gains/losses on available-for-sale securities, and gains or losses on our foreign currency translation adjustments, and is presented in the Consolidated Statement of Operations and Comprehensive Income (Loss).
Interest and other income, net
     Interest and other income includes income from interest, rental property held for lease, net of expenses, forgiveness of convertible note, change in the fair value of warrants liability and other miscellaneous income and expenses.
Reclassifications
     Certain prior year amounts have been reclassified to conform to the fiscal 2005 financial statement presentation. These reclassifications had no effect on previously reported net income (loss), cash flows from operations or total stockholders’ equity.
Recently issued accounting pronouncements
     In November 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. SFAS 151 clarifies that abnormal inventory costs such as costs of idle facilities, excess freight and handling costs, and wasted materials (spoilage) are required to be recognized as current period costs. The provisions of SFAS 151 are effective for our fiscal 2006. We do not expect SFAS 151 to have a material impact on our financial position, results of operations, or cash flows.
     In December 2004, the FASB finalized SFAS No. 123R Share-Based Payment, amending SFAS No. 123, effective beginning our first quarter of fiscal 2006. SFAS 123R requires us to expense stock options based on grant date fair value in our financial statements. Further, the SFAS 123R requires additional accounting related to the income tax effects and additional disclosure regarding the cash flow effects resulting from share-based payment arrangements. In March 2005, the U.S. Securities and Exchange Commission (the “SEC”) issued Staff Accounting Bulletin (“SAB”) No. 107, which expresses views of the SEC staff regarding the interaction between SFAS 123R and certain SEC rules and regulations, and provides the staff’s views regarding the valuation of share-based payment arrangements for public companies. We are considering the guidance of this SAB in our adoption of SFAS 123R. The effect of expensing stock options on our results of operations using a Black-Scholes option-pricing model is presented in our consolidated financial statements in Note 1 under Stock Based Compensation. Under SFAS 123R, we must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The transition methods include prospective and retroactive adoption options. We expect to utilize the prospective method which requires that compensation expense begin being recorded for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of SFAS 123R. We are evaluating the requirements of SFAS 123R and expect the adoption of SFAS 123R will have a material impact on our results of operations and earnings (loss) per share. We have not determined the effect of adopting SFAS 123R and we have not determined whether the adoption will result in amounts similar to the current pro-forma disclosures under SFAS 123.
     In December 2004, FASB issued FASB Staff Position No. SFAS 109-a, Application of FAS 109 for the Tax Deduction Provided to U.S. Based Manufacturers by the American Job Creation Act of 2004, and FASB Staff Position No. SFAS 109-b, Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004. The American Jobs Creation Act of 2004 (“Act”) repeals export tax benefits, transitions in a new tax deduction for qualifying U.S. manufacturing activities and provides for the repatriation of earnings from foreign subsidiaries at reduced federal income tax rates. These two staff positions provide accounting and disclosure guidance related to the American Job Creation Act of 1004. The Act will have no effect on our fiscal 2005 tax liability; however, we are evaluating the impact on future years.
     In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions. SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, Accounting for Nonmonetary Transactions, and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for periods beginning after June 15, 2005. We do not expect that adoption of SFAS 153 will have a material effect on our financial position, results of operations, or liquidity.
     In March 2005, the FASB issued FASB Interpretation (“FIN”) No. 47, Accounting for Conditional Asset Retirement Obligations, which clarifies the term conditional asset retirement obligation as used in SFAS No. 143, Accounting for Asset Retirement Obligations, as a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the corporation. FIN No. 47 is effective no later than the end of fiscal years ending after December 15, 2005. Adoption is not expected to have a material impact on our financial position, results of operation or cash flows.
     In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, which requires the direct effects of voluntary accounting principle changes to be retrospectively applied to prior periods’ financial statements. SFAS 154 does not change the transition provisions of any existing accounting pronouncements, but would apply in the unusual instance that a pronouncement does not include specific transition provisions. SFAS 154 maintains existing guidance with respect to accounting estimate changes and corrections of errors, and is effective for us beginning in fiscal year 2007. Adoption is not expected to have a material impact on our financial position, results of operation or cash flows.
Note 2 — Acquisition of Larscom Incorporated
     On July 28, 2004, we completed our acquisition of Larscom Incorporated (“Larscom”) and issued approximately 5,948,652 shares of our common stock for all the outstanding stock of Larscom. We also assumed all outstanding stock options and warrants of Larscom. Larscom manufactures and markets high-speed network-access products for telecommunication service providers and corporate enterprise users. This acquisition reflects our strategy to pursue revenue growth, and brings a complementary customer base and product synergies. The results for fiscal 2005 include the results of Larscom since July 29, 2004, the first date after the closing of the acquisition.

     The acquisition was recorded under the purchase method of accounting, and the purchase price was allocated based on the fair value of the assets acquired and liabilities assumed. The goodwill recorded as a result of the acquisition will not be amortized but will be included in our review of goodwill for impairment. The total purchase price of $27,859,000 consisted of (a) approximately 5,948,652 shares of our common stock issued upon consummation and valued at approximately $26,043,000, using a fair value per share of $4.378, (b) approximately $516,000 of consideration for options and warrants to purchase approximately 983,306 equivalent shares of our common stock assumed as part of the acquisition, and (c) direct transaction costs of approximately $1,300,000, including 91,028 shares of our common stock valued at $281,000. The fair value of our common stock issued was determined using the five-trading-day average price surrounding the date the acquisition was announced (April 29, 2004). The fair value of options and warrants assumed in the transaction was determined using the Black-Scholes option-pricing model and the following assumptions: (i) options assumed that are expected to terminate within one year following the date of closing – expected life of 0.57 years, risk-free interest rate of 1.20%, expected volatility of 85.37% and no expected dividend yield, (ii) all other options assumed – expected life of 3.06 years, risk-free interest rate of 2.99%, expected volatility of 143.10% and no expected dividend yield, and (iii) warrants assumed – remaining contractual life of 0.26 years, risk-free interest rate of 1.20% and expected volatility of 85.37%. A summary of the total purchase consideration is as follows (in thousands):

Value of common stock issued	$26,043
Value of options and warrants assumed	516
Direct transaction costs	1,300

Total purchase consideration	$27,859

     The purchase consideration was allocated to the estimated fair values of the assets acquired and liabilities assumed. Based upon management’s estimate of fair value, which was based upon an independent valuation, the purchase price allocation is as follows (in thousands, except years):

	Purchase Price	Amortization
	Allocation	Life
Tangible assets	$13,163	various
Goodwill	15,561	—
Developed technology	4,566	4 — 6 years
Customer relationships	3,278	10 years
Trademarks	924	6 years
Liabilities assumed	(9,633)	—

Total purchase price allocation	$27,859

     The acquisition was funded through the issuance of common stock and available cash.
     Pro Forma Financial Information — The following unaudited pro forma summary combines our results as if the acquisition of Larscom had occurred on June 28, 2003. Certain adjustments have been made to reflect the impact of the purchase transaction. These pro forma results have been prepared for comparative purposes only and are not indicative of what would have occurred had the acquisition been made at the beginning of the respective periods, or of the results which may occur in the future (in thousands, except per share amounts).

	Fiscal Year Ended
	July 1,	July 2,
	2005	2004
Net sales	$54,745	$82,425
Net loss	$(40,314)	$(11,063)
Earnings (loss) per share, basic	$(1.77)	$(0.52)
Earnings (loss) per share, diluted	$(1.77)	$(0.52)

Note 3 — Restructuring Charges
     In March 2004, we announced plans to consolidate certain manufacturing and administrative activities in Aurora, Colorado with our operations in Madison, Alabama. We recorded pretax restructuring charges totaling $26,000 and $390,000 in fiscal 2005 and 2004, respectively, in the consolidated statement of operations in connection with these restructuring activities which include severance and other termination benefits. This restructuring resulted in a reduction in workforce of approximately 17 employees, or 10% of our total workforce. We completed these consolidation activities during the first quarter of fiscal 2005.
     In September 2004, we announced plans to consolidate our engineering functions into our Madison, Alabama and Newark, California facilities. As a result of this resource alignment, we closed our Santa Barbara, California office and transitioned the engineering located in Aurora, Colorado to the appropriate facility in either Madison, Alabama or Newark, California. We substantially completed the engineering consolidation during the second quarter of fiscal 2005. As part of this engineering consolidation plan, we reduced our workforce by approximately 5% and recorded restructuring charges totaling $624,000 in fiscal 2005, including $576,000 for one-time termination benefits for departing personnel and $48,000 for other costs associated with office and resource re-alignment. This restructuring activity was completed in the third quarter of fiscal 2005.
     In connection with our acquisition of Larscom on July 28, 2004, we assumed restructuring accruals totaling $2,811,000 recorded as restructuring charges by Larscom in periods prior to the acquisition date, which included the following items explained in more detail below: (i) real estate lease related to the closure of the Larscom facility in Durham, North Carolina, (ii) real estate lease related to the abandonment of the former Larscom headquarters in Milpitas, California, and (iii) charges related to the planned reduction in work force of certain Larscom positions in connection with our acquisition of Larscom.
     Larscom closed its facility in Durham, North Carolina in 2001, but remained financially responsible for the existing lease and recorded the remaining lease payments as a restructuring charge. Larscom entered into a sublease agreement for the entire 27,000 square foot facility with a start-up company (“Sub-tenant”) that had a commencement date of February 15, 2002. Due to the uncertainty of the receipt of income under the sublease, restructuring expenses are reduced as the sublease income is received. As of July 28, 2004, the balance in the restructuring accrual totaled $1,299,000. We made monthly payments during fiscal 2005 totaling $324,000 which reduced the accrual. Sublease payments received during fiscal 2005, including amounts drawn under the letter of credit provided by the Sub-tenant, totaling $238,000 were recorded as a reduction in restructuring charges in the consolidated statement of operations. The Sub-tenant is currently in default under the sublease agreement and is working to obtain additional sources of financing. We expect the remaining lease obligation will be paid out by January 2007. An adjustment totaling $200,000 was recorded in fiscal 2005 to reduce the amount of the accrual to the estimated remaining amounts to be paid. No additional restructuring costs are expected to be incurred related to this lease.
     During 2003, Larscom abandoned its former headquarters in Milpitas, California. As of July 28, 2004, the balance in the accrual related to this abandonment totaled $42,000, which relates to estimated final payment of costs for the lease that expired in August 2004. After further review, no additional payments were required and the balance in this accrual was credited to restructuring charges in the consolidated statement of operations.
     In connection with the Larscom acquisition, we announced plans to eliminate redundant positions and to consolidate certain manufacturing and administrative positions in Newark, California with our operations in Madison, Alabama. We assumed a liability totaling $1,470,000 for employment termination costs as of the acquisition date recorded in accordance with EITF 95-3. We recorded additional restructuring charges in fiscal 2005 totaling approximately $434,000 related to additional employment termination costs. We completed these consolidation activities during the second quarter of fiscal 2005. This restructuring reserve assumed in the Larscom acquisition was reduced a total of $329,000 in fiscal 2005 due to changes in the employment status of certain employees and other adjustments.
     The following table provides details of the activity and remaining balances for restructuring charges as of July 1, 2005 (in thousands):

		Real Estate	Employee
	Total	and Other	Termination
	Charges	Costs	Costs
XEL Consolidation:
Balance as of July 2, 2004	$390	$—	$390
Restructuring charge in fiscal 2005	26	—	26
Payments made in cash	(416)	—	(416)

Balance as of July 1, 2005	$—	$—	$—

Engineering Consolidation:
Balance as of July 2, 2004	$—	$—	$—
Restructuring charge in fiscal 2005	624	48	576
Payments made in cash	(624)	(48)	(576)

Balance as of July 1, 2005	$—	$—	$—

2001 Restructuring (Larscom):
Balance as of July 2, 2004	$—	$—	$—
Assumed as of July 28, 2004	1,299	1,299	—
Payments made in cash	(324)	(324)	—
Adjustment to restructuring charge	(200)	(200)	—

Balance as of July 1, 2005	$775	$775	$—

2003 Restructuring (Larscom):
Balance as of July 2, 2004	$—	$—	$—
Assumed as of July 28, 2004	42	42	—
Adjustment to restructuring charge	(42)	(42)	—

Balance as of July 1, 2005	$—	$—	$—

Larscom Consolidation:
Balance as of July 2, 2004	$—	$—	$—
Established as of July 28, 2004	1,470	—	1,470
Restructuring charge in fiscal 2005	434	—	434
Payments made in cash	(1,574)		(1,574)
Adjustment to restructuring charge	(329)	—	(329)

Balance as of July 1, 2005	$1	$—	$1

Note 4 — Restricted Cash and Short-Term Investments
     As of July 1, 2005, restricted cash of $333,000 consists of a deposit with our bank for an irrevocable letter of credit for a like amount that is used as collateral for the lease on the Newark, California facility.

Note 5 — Balance Sheet Components

	July 1,	July 2,
	2005	2004
	(in thousands)
Inventories:
Raw materials	$8,792	$5,828
Work-in-process	93	140
Finished goods	4,418	2,254
Miniplex inventory purchase commitment	586	1,104

	13,889	9,326
Less: Inventory reserves	(8,633)	(3,316)

Inventories, net	$5,256	$6,010

Property, plant and equipment:
Furniture, fixtures and office equipment	$6,258	$6,558
Machinery and equipment	5,216	4,384
Leasehold improvements	431	207
Projects in progress	—	15

	11,905	11,164
Less: Accumulated depreciation	(10,208)	(9,783)

Property, plant and equipment, net	$1,697	$1,381

Note 6 — Property Held for Lease
     We own a facility in Huntsville, Alabama located at 950 Explorer Boulevard. In August 2002, we entered into an agreement with The Boeing Company (“Boeing”) to lease this facility through November 2007. The lease provides an option for Boeing to extend the lease term for five additional two-year periods. Rental income for the fiscal years ended July 1, 2005 and July 2, 2004 totaled $795,000 and $785,000, respectively.
     Property held for lease consists of the following at July 1, 2005 and July 2, 2004 (in thousands):

	July 1,	July 2,
	2005	2004
Land	$1,400	$1,400
Building and improvements	5,462	5,462
Machinery and equipment	44	44

	6,906	6,906
Less: Accumulated depreciation.	(830)	(637)

Property held for lease, net	$6,076	$6,269

Future minimum rental income on this operating lease over the non-cancelable period as of July 1, 2005 is as follows (in thousands):

Fiscal years ending June:
2006	$900
2007	900
2008	375

$2,175

Note 7 — Goodwill
     The changes in the carrying amount of goodwill for the years ended July 1, 2005 and July 2, 2004, are as follows (in thousands):

	Fiscal Year Ended
	July 1,	July 2,
	2005	2004
Balance as of beginning of fiscal year	$9,887	$—
Goodwill acquired during the fiscal year	15,561	9,887
Impairment losses	(24,334)	—

Balance as of end of fiscal year	$1,114	$9,887

     During fiscal 2005, we completed an interim test for impairment of goodwill due to triggering events that occurred during the first quarter that we believed would more likely than not, reduce the fair value of goodwill below our carrying value. These triggering events were (a) the loss of product revenues from a significant customer, (b) the low level of liquidity noted in an explanatory paragraph included in the independent registered public accounting firm’s report on our fiscal 2004 consolidated financial statements which were filed in our Form 10-K on October 1, 2004, and (c) the low market price of our common stock following the end of the first quarter. Based on the initial impairment assessment, we determined that the fair value of our reporting unit was less than our carrying value after considering a combination of quoted market prices and discounted cash flows. In order to determine the amount of the goodwill impairment, we prepared a purchase price allocation using a discounted cash flow model utilizing the assistance of a third party valuation specialist. The projected discounted cash flow model was prepared using a discount rate commensurate with the risk inherent in our current business model. As a result, we recorded an impairment charge related to goodwill in the first quarter of fiscal 2005 totaling $19,984,000.
     In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, we completed our annual impairment test of goodwill as of July 1, 2005. We again prepared a purchase price allocation using a discounted cash flow model with a discount rate commensurate with the risk inherent in our current business model. The test concluded that the fair value of our reporting unit was less than our carrying value. As a result, we recorded an impairment charge related to goodwill in the fourth quarter of fiscal 2005 totaling $4,350,000.
     Prior to the first quarter of fiscal 2005, our annual impairment assessment considered the carrying value of our equity to our market capitalization calculated by multiplying our outstanding shares by our current share price, disregarding anomalies in share price that we deemed were temporary in nature. Due to the changes in facts and circumstances caused by the loss of product revenues from Nortel Networks (our largest customer in fiscal 2004), the significant volatility in our share price from the end of our 2004 fiscal year through the filing of our Quarterly Report on Form 10-Q for the first quarter of fiscal 2005, and our low level of liquidity, we considered both quoted market prices and discounted cash flows as fair value models and concluded that a projected discounted cash flow model is a better indicator of our fair value, as that term is contemplated in SFAS No. 142 than the market capitalization model used historically.
     With the adoption of SFAS No. 142 in fiscal 2003, we completed a transitional impairment test of all goodwill and intangible assets as of June 29, 2002. The test concluded that goodwill was impaired. A transitional impairment loss of $1,233,000 was recorded in fiscal 2003 as a cumulative change in accounting principle in the consolidated statement of operations.
Note 8 — Other Intangible Assets
     Acquired other intangible assets subject to amortization are as follows (in thousands):

	July 1, 2005		July 2, 2004
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Costs	Amortization	Costs	Amortization
Customer relations	$11,834	$3,158	$8,556	$2,117
Developed technology	6,362	2,242	2,390	1,105
Trademarks	917	460	1,549	91

	$19,113	$5,860	$12,495	$3,313

     Amortization expense relating to other intangible assets was $2,546,000, $1,026,000 and $484,000 for fiscal 2005, 2004 and 2003, respectively. The approximate future annual amortization for other intangible assets is as follows (in thousands):

Fiscal years ending June:
2006	$2,256
2007	$2,180
2008	$1,959
2009	$1,608
2010	$1,464
Thereafter	$3,786
     In fiscal 2005, we also recognized $2,150,000 in impairment losses on certain identified intangible assets (trade names and existing technology) acquired primarily in connection with the Larscom and XEL acquisitions. We stopped using the XEL trade name in fiscal 2005, which resulted in the impairment of this asset. Projected sales and margins of some of the acquired products have been lower than expected. As a result, projected future cash flows related to the existing technology intangible assets were determined to be less than the carrying values. The revised carrying values of these intangible assets were calculated using discounted estimated future cash flows. We also determined that the remaining useful life of the customer relations intangible asset acquired in the XEL acquisition should be reduced from thirteen and one-half years to ten years. The residual balance for this intangible asset, $4,603,000, will be amortized over the remaining ten years on a straight-line basis.
Note 9 — Transfer of Financial Assets
     During fiscal 2003, we transferred and assigned certain pre-bankruptcy accounts receivable due from WorldCom, Inc. (“WorldCom”) to third parties subject to recourse under certain conditions, which would require us to repurchase the WorldCom receivables from the purchasers plus interest at seven percent. The amount received under these agreements of $164,000 was recorded as a secured borrowing and included in accrued expenses in the consolidated balance sheets in prior fiscal years. During fiscal 2005, the conditions that would require repurchase lapsed, and the amount received was recorded as a credit to bad debt expense in the consolidated statement of operations.
Note 10 — Warranty Liability
     We generally warrant our products for a five-year period, except for certain product families which provide a warranty period of one year, three years or as required by contract. A reconciliation of the changes in warranty liability for the fiscal years ended July 1, 2005 and July 2, 2004, respectively, is as follows (in thousands):

	Fiscal Year Ended
	July 1,	July 2,
	2005	2004
Balance as of beginning of fiscal year	$1,192	$1,374
Additions:
Accruals for product warranties issued during the period	305	212
Assumed in acquisition	1,018	60
Change in estimate adjustment	(800)	(200)
Less settlements charged against the liability	(425)	(254)

Balance as of end of fiscal year	$1,290	$1,192

Note 11 — Note Payable to Bank
     In connection with the issuance of the senior convertible notes discussed in Note 12 below, the amount outstanding under the revolving line of credit with RBC totaling $3,500,000 was repaid and the loan and security agreement terminated as of March 21, 2005. The interest on outstanding borrowings was at a rate of 250 basis points over the 30-day London inter-bank offered rate. All of our assets, other than the property subject to lease and restricted cash, were pledged as collateral securing amounts outstanding under this line.

Note 12 — Long-Term Debt
     Long-term debt and capital lease obligations consist of the following (in thousands):

	July 1,	July 2,
	2005	2004
Senior convertible notes, 6% coupon rate, payable in $1,000,000 quarterly payments beginning in July 2005 (or sooner under certain circumstances), net of unamortized discount of $2,424	$7,576	$—
Note payable on real estate	3,319	3,723
Convertible promissory notes	2,880	3,001
Capital lease obligations	149	25

	13,924	6,749
Less: Current portion of long-term debt and lease obligations	(8,727)	(487)

Long-term debt	$5,197	$6,262

Senior Convertible Notes
     In March 2005, we entered into a securities purchase agreement for the private placement of up to $15,000,000 of senior convertible notes to six institutional investors. We issued an initial $10,000,000 of senior convertible notes, which can be converted into common stock at an initial price of $3.01 per share. The conversion price of the senior convertible notes will be subject to weighted average anti-dilution adjustments. The senior convertible notes may not be converted into more than 20% of the number of shares or voting power of our common stock outstanding as of the closing of the financing until such conversion or exercise has been approved by our stockholders. We recorded initial discounts of (i) $1,870,000 from the allocation of the proceeds to the debt and warrants in accordance with Accounting Principles Board Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants, and (ii) $1,077,000 related to debt issuance costs. As of July 1, 2005, a total of $10,000,000 in face value of senior convertible notes was outstanding. These senior convertible notes are recorded in the consolidated balance sheet at July 1, 2005, at the discounted amount of $7,576,000. We are recording the difference between the face value and discounted amount as additional interest expense over the estimated life of the senior convertible notes. In connection with this transaction, we also issued warrants to purchase shares of our common stock as described in Note 14 — Stock Warrants.
     The senior convertible notes bear interest at a rate of six percent per annum and are repayable in ten quarterly installments beginning in July 2005, or earlier upon the occurrence of certain events. Payment of both principal and interest may be made in either cash or, provided that we have obtained stockholder approval to the extent necessary, by the delivery of shares of common stock at a price equal to the lower of (i) the conversion price of $3.01 or (ii) 90% of the weighted average sale price of our common stock for the fifteen consecutive trading days ending on the fourth trading day immediately preceding the applicable interest or installment payment date. Such issuance of common stock will not result in anti-dilution adjustments to the conversion price of the senior convertible notes. If by November 21, 2005, we have not obtained stockholder approval of the issuance of the senior convertible notes, the warrants and the shares of common stock to be issued thereunder and an increase in our authorized capital of at least 10,000,000 shares of common stock, we will be required to make at least 50% of interest and installment payments made after such date in cash. If, as of the end of each fiscal quarter during the period in which the senior convertible notes are outstanding, we fail to maintain certain minimum working capital requirements, as defined in the notes, the holders of the senior convertible notes may require us to make an additional installment payment under the senior convertible notes which shall be, at the option of each holder, such holder’s pro rata portion of one of the following: (1) the difference between (A) the unpaid principal, interest and any late charges then remaining under the senior convertible notes and (B) 60% of our working capital amount, as determined in accordance with the terms of the senior convertible notes, (2) $2,000,000 or (3) such lesser amount if reduced in accordance with the terms of the senior convertible notes. Substantially all of our assets are pledged as collateral for amounts outstanding under the senior convertible notes.

Note Payable on Real Estate
     In connection with our June 2000 acquisition of a facility in Huntsville, Alabama located at 950 Explorer Boulevard, we entered into a loan agreement with Regions Bank to borrow up to $6,000,000 to finance the purchase of the property and to make improvements thereon. In December 2000, we entered into a second agreement with Regions Bank to borrow an additional $500,000 to finance further improvements to the facility. The land and building are provided as collateral for amounts outstanding under these agreements. In June 2004, the outstanding balances under the two loan agreements were combined under one note, which requires a monthly payment of $50,000. The interest is at a rate of 225 basis points over the 30 day London inter-bank offered rate, which was 5.34% at July 1, 2005. As of July 1, 2005, the amount outstanding under this note totaled $3,319,000. The final balloon payment of approximately $3,039,000 is due on February 1, 2006.
Convertible Promissory Notes
     We issued two convertible promissory notes in February 2004 totaling $10,480,000 in connection with our acquisition of XEL Communications, Inc. In May 2004, the holder of the $10,000,000 convertible promissory note converted $7,250,000 of the outstanding principal amount of the note into 1,361,758 shares of our common stock. These convertible promissory notes earn interest at a rate of 7% per annum and mature February 5, 2006. The holders may convert the note in whole or in increments of at least $1,000,000 into our common stock at a conversion price of $5.324 per share. If the holders convert any portion of the convertible promissory notes, the holders must repay all interest received by them on the portion of the convertible promissory note converted before we will issue the common stock. Interest expense will be reduced by the amount of interest repaid by the holders in the period the convertible promissory note is converted into common stock. Under the terms of the $10,000,000 convertible promissory note, the note was reduced by $350,000 for payment of retention bonuses in February 2005 to certain XEL employees pursuant to retention agreements between us and the employees. As the retention bonuses were accrued and charged to compensation expense, the carrying value of the convertible promissory note was reduced and other income from the loan reduction was recorded, which totaled $121,000 and $229,000 in fiscal 2005 and 2004, respectively.
Capital Lease Obligations
     Long-term debt at July 1, 2005 also includes three capital lease obligations totaling $149,000, which currently require monthly payments totaling $6,309, including interest at rates ranging from 10% to 13.6%. These leases terminate on various dates between March 2006 and February 2010.
     Long-term debt and capital lease obligations are payable as follows (in thousands):

Fiscal year,
2006	$8,727
2007	3,235
2008	1,944
2009	10
2010	8

Total.	$13,924

Note 13 — Income Taxes
     The provision for (benefit from) income taxes consists of the following (in thousands):

	Fiscal Year Ended
	July 1,	July 2,	June 27,
	2005	2004	2003
Current:
Federal	$—	$—	$—
State	—	—	—

	—	—	—

Deferred:
Federal	(12,677)	(238)	991
State	(2,381)	(54)	195
Change in valuation allowance	15,058	292	(1,186)

	$—	$—	$—

     The provision for (benefit from) federal income taxes differs from the amount computed by applying the statutory rate of 34% to taxable income as follows (in thousands):

	Fiscal Year Ended
	July 1,	July 2,	June 27,
	2005	2004	2003
Expected federal income tax provision (benefit)	$(12,734)	$(9)	$936
State taxes, net of federal benefit	(2,381)	(54)	195
Change in valuation allowance	15,058	(24)	(1,186)
Amortization of goodwill	—	42	103
Other	57	45	(48)

	$—	$—	$—

     The components of the net deferred income tax assets and liabilities at July 1, 2005 and July 2, 2004, are as follows (in thousands):

	July 1,	July 2,
	2005	2004
Net operating loss	$29,300	$12,224
Intangible assets	17,716	299
Credit carry forwards	3,857	59
Inventory reserves	3,518	1,078
Property, plant and equipment	1,342	611
Other reserves and accruals	1,337	650
Inventory overhead allocation under UNICAP	766	499
Warranty provisions	409	345
Impairment of long-lived assets	—	306
Deferred revenue	385	326
Other	1,173	386

Total deferred tax assets	59,803	16,783
Valuation allowance	(59,803)	(16,783)

Net deferred tax assets	$—	$—

     At July 1, 2005, the valuation allowance increased by $27,962,000 for deferred tax assets acquired in the Larscom acquisition for which uncertainty exists surrounding the realization of such assets. The valuation allowance will first be used to reduce goodwill and other intangible assets when any portion of the related deferred tax asset is recognized.

     At July 1, 2005, we had net operating loss carry forwards of approximately $74,071,000 for federal income tax purposes, which will begin to expire in the year 2016, and $60,980,000 for state income tax purposes, which begin to expire in 2006. We also had credit carry forwards of $3,803,000 available to offset future income, which expire in 2006 through 2021.
     The Tax Reform Act of 1996 limits the use of net operating losses in certain situations where changes occur in the stock ownership of a company. The availability and timing of net operating losses carried forward to offset the taxable income may be limited due to the occurrence of certain events, including change of ownership.
Note 14 — Capitalization
Preferred Stock
     We have 1,000,000 shares of $0.01 par value preferred stock authorized, of which 40,000 shares have been reserved for issuance in connection with a preferred stock rights plan. The right entitles the holder to purchase from us one one-thousandth of a share of Series A Junior Participating Preferred Stock at a price of $22.00. The rights were distributed at the rate of one right for each share of common stock as a non-taxable dividend and will expire December 2011. The rights will be exercisable only in the event that a person or group acquires 20% or more of our outstanding common stock.
Treasury Stock
     We recorded 97,218 shares received as treasury stock with a value of $247,000 related to shares withheld in payment of required tax withholdings on stock awards that vested during fiscal 2005. The employees elected to reduce the shares received in payment of the required tax withholdings, which we remitted to the taxing authorities. The shares received were retired during fiscal 2005.
     We retired 2,912 shares and 1,409 shares of our common stock during fiscal 2005 and 2004, respectively, forfeited upon termination of employees with restricted stock awards.
     We received 343,034 shares of our common stock in November 2003 from our President and Chief Executive Officer in repayment of the outstanding amount owed to us (see Note 17). These shares were recorded by us as treasury stock and retired in December 2003.
     During fiscal 2003, our Board of Directors approved a program to repurchase up to $1,000,000 of our common stock. The program allowed us to repurchase shares on the open market based on market conditions, availability of cash consistent with our operating plan, and in accordance with the requirements of the Securities and Exchange Commission. Under this program, we re-purchased 50,000 shares of our common stock during the fiscal year ended June 27, 2003 at a total cost of $49,000.
     Also during fiscal 2003, we received 289,824 shares of our common stock from our President and Chief Executive Officer in repayment of outstanding amounts owed to us (see Note 17). These shares were recorded by us as treasury stock. In June 2003, these shares and the 50,000 shares acquired in the stock re-purchase program were retired.
Stock Warrants
     On March 21, 2005, we issued warrants in connection with the issuance of the $10,000,000 senior convertible notes to purchase up to 830,563 shares of our common at a price per share of $3.41. These warrants have a term of five years and are exercisable beginning September 21, 2005.
     In accordance with EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, the warrants were originally valued at fair value on the date of issuance and were included as a liability. The fair value of the warrants was determined using the Black-Scholes option-pricing model and the following assumptions: expected life of 5 years, risk-free interest rate of 4.18%, expected volatility of 133.01% and no expected dividend yield. As a liability, we recorded other income of $544,000 related to the change in fair value from the date of issuance of these warrants to April 18, 2005, the effective date of the registration statement for the underlying shares. The change in fair value recorded as other income is included as a component of Interest and other income, net, in our consolidated statement of operations. On the effective date of the registration statement, the warrants liability totaling $1,326,000 was reclassified to additional paid in capital in the consolidated balance sheet.
Note 15 — Employee Benefit Plans
2004 Stock Incentive Plan
     A total of 2,300,000 shares of common stock are reserved for issuance under the 2004 Stock Incentive Plan (the “2004 Plan”) to eligible employees, officers, directors, and other service providers upon the exercise of equity based incentives, including incentive stock options (“ISOs”), NSOs, stock appreciation rights, stock awards and other stock incentives. In addition, the number of shares of common stock for issuance under the 2004 Plan will automatically increase by the lesser of (a) 1,000,000 or (b) the result of 1,800,000 minus the maximum number of shares available for issuance under the 2004 Plan immediately prior to the calculation of the annual adjustment. These automatic annual increases will be made as of the last day of our fiscal year until the expiration of its term. Therefore, on July 1, 2005, shares under the 2004 Plan increased by 1,000,000 shares. The number of shares of our common stock reserved will be reduced only by the number of shares actually issued to participants in the 2004 Plan. The 2004 Plan was approved by stockholders at a meeting on July 28, 2004. Options granted under the 2004 Plan must be for option periods not to exceed ten years at prices not less than 100% and 85% for ISOs and NSOs, respectively, of the fair market value of the stock on the date of grant. Options granted under the 2004 Plan to employees typically provide for the immediate exercise of the option with a four-year vesting period, provided that the optionee remains continuously employed by us. Upon cessation of employment for any reason, we have the option to repurchase all unvested shares of common stock issued upon exercise of an option at a repurchase price equal to the exercise price of such shares. A total of 1,047,994 of the options outstanding as of July 1, 2005 in the table below were issued under the 2004 Plan.
2004 New Hire Stock Incentive Plan
     A total of 500,000 shares of common stock are reserved for issuance under the 2004 New Hire Stock Incentive Plan (the “New Hire Plan”) to eligible newly hired employees, officers, directors and other service providers upon the exercise of equity based incentives, including nonqualified stock options (“NSOs”), stock appreciation rights, stock awards and other stock incentives. The number of shares of our common stock reserved will be reduced only by the number of shares actually issued to participants in the New Hire Plan. The New Hire Plan was adopted by our Board of Directors on December 6, 2004. The term and exercise price for options granted under the New Hire Plan are determined by the administrative committee on the date of grant. Options granted under the New Hire Plan to employees typically provide for the immediate exercise of the option with a four-year vesting period, provided that the optionee remains continuously employed by us. Upon cessation of employment for any reason, we have the option to repurchase all unvested shares of common stock issued upon exercise of an option at a repurchase price equal to the exercise price of such shares. A total of 314,266 of the options outstanding as of July 1, 2005 in the table below were issued under the New Hire Plan.
2002 Stock Incentive Plan
     A total of 2,500,000 shares of common stock are reserved for issuance under the 2002 Stock Incentive Plan (the “2002 Plan”) to eligible employees, officers, directors, and other service providers upon the exercise of equity based incentives, including ISOs, NSOs, stock appreciation rights, stock awards and other stock incentives. Options granted under the 2002 Plan to employees generally vest over a four-year period, provided that the optionee remains continuously employed by us. ISOs granted under the 2002 Plan must be issued at prices not less than 100% of the fair market value of the stock on the date of grant and with terms not exceeding ten years. ISOs granted to stockholders who own greater than 10% of the outstanding stock must be issued at prices not less than 110% of the fair market value of the stock on the date of grant and with terms not exceeding five years. A total of 1,907,081 of the options outstanding as of July 1, 2005 in the table below were issued under the 2002 Plan.

1993 Amended and Restated Stock Option Plan
     The 2002 Plan replaced our 1993 Amended and Restated Stock Option Plan (the “1993 Plan”) with respect to shares available for future grant. A total of 1,825,864 of the options outstanding as of July 1, 2005 in the table below were issued under the 1993 Plan. Options granted under the 1993 Plan were for periods not to exceed ten years and were issued at prices not less than 100% and 85% for ISOs and NSOs, respectively, of the fair market value of the stock on the date of grant. Options granted under the 1993 Plan to employees are generally exercisable immediately and the shares issued upon exercise generally vest over a four-year period, provided that the optionee remains continuously employed by us. Upon cessation of employment for any reason, we have the option to repurchase all unvested shares of common stock issued upon exercise of an option at a repurchase price equal to the exercise price of such shares. A total of 1,825,864 of the options outstanding as of July 1, 2005 in the table below were issued under the 1993 Plan.
Stock Options Assumed
     In connection with our acquisition of Larscom in July 2004, we assumed all the outstanding options under the Larscom stock incentive plans, including ISOs and NSOs, to purchase approximately 665,172 shares of our common stock. These options were 100% vested as of the date assumed. A total of 508,049 of the options outstanding as of July 1, 2005 in the table below were assumed in the Larscom acquisition.
     The following table summarizes stock option activity under our stock option plans described above and the options assumed in the Larscom acquisition:

			Weighted
	Shares		Average
	Available	Options	Exercise
	for Grant	Outstanding	Price
Balance at June 28, 2002	1,832,625	4,265,723	$2.57
Approved (2002 Plan)	2,500,000	—	—
Share reserve released (1993 Plan)	(3,347,454)	—	—
Granted	(580,500)	580,500	1.12
Exercised	—	(13,815)	0.31
Canceled	1,615,829	(1,615,829)	3.56

Balance at June 27, 2003	2,020,500	3,216,579	1.82
Approved (2004 Plan)	1,300,000	—	—
Plan shares expired	(104,584)	—	—
Granted	(1,697,250)	1,697,250	4.20
Stock awards	(133,196)	—	4.31
Exercised	—	(617,743)	1.72
Canceled	340,126	(340,126)	4.02

Balance at July 2, 2004	1,725,596	3,955,960	2.67
Assumed in Larscom acquisition	—	665,172	9.25
Approved (New Hire Plan)	500,000	—	—
Shares added at year-end (2004 Plan)	1,000,000	—	—
Plan shares expired	(203,835)	—	—
Granted	(2,440,352)	2,440,352	2.21
Stock awards	(141,196)	—	1.49
Exercised	—	(227,745)	1.01
Canceled	1,230,485	(1,230,485)	4.19

Balance at July 1, 2005	1,670,698	5,603,254	$2.98

     The following table summarizes information concerning outstanding and exercisable stock options as of July 1, 2005:

	Options Outstanding			Options Exercisable
		Weighted	Weighted		Weighted
		Average	Average		Average
Range of	Number	Remaining	Exercise	Number	Exercise
Exercise Prices	Outstanding	Contractual Life	Price	Exercisable	Price
$0.22 — $ 0.69	1,001,945	6.59	$0.60	854,752	$0.60
$0.70 — $ 1.19	1,163,012	6.35	1.14	816,423	1.14
$1.20 — $ 2.88	949,684	6.78	2.27	647,161	2.14
$2.89 — $ 3.51	1,071,906	8.99	3.16	805,863	3.15
$3.52 — $ 5.04	935,325	8.19	4.23	469,640	4.45
$5.05 — $146.74	481,382	5.51	10.96	419,964	11.77

$0.22 — $146.74	5,603,254	7.21	$2.98	4,023,803	$3.09

Profit Sharing Plan
     Awards under our discretionary profit sharing plan are based on achieving targeted levels of profitability. We provided for awards of $48,000 and $72,000 in fiscal 2004 and 2003, respectively. No expense was incurred under the plan in fiscal 2005.
Note 16 — Retirement Plans
     We have retirement plans that provide certain employment benefits to eligible employees and qualify as deferred arrangements under Section 401(k) of the Internal Revenue Code of 1986, as amended. Employees are 100% vested in their contributions to these plans, and we may match their contributions in varying amounts at our discretion. An employee’s interest in our contributions becomes 100% vested at the date participation in our retirement plan commences. Charges to results of operations for our contributions to these plans totaled $60,000, $152,000 and $84,000 in fiscal 2005, 2004 and 2003, respectively.
Note 17 — Related Party Transactions
     During fiscal 2004, our President and Chief Executive Officer (“President”) repaid the outstanding note due to us totaling $2,428,000. The repayments were made as follows: (i) in September 2003, the net after tax portion of the fiscal 2003 discretionary bonus provided to the President, totaling approximately $141,000, was applied against the outstanding note, and (ii) in November 2003, the remaining principal balance of this note plus accrued interest, totaling $2,287,000, was paid by the delivery of 343,034 shares of common stock to us as contemplated by the loan documentation.
     During fiscal 2003, we approved providing our President with additional relocation benefits of approximately $300,000 in connection with the sale of his California residence. In November 2002, the President made a cash payment of $675,000 against another outstanding note to us due in March 2003. The remaining balance of this note, which totaled $341,000, was paid prior to its March 2003 due date by the surrender of 289,824 shares of our common stock in accordance with the terms of the note. This note was paid in full during fiscal 2003 with total payments of $1,016,000.
Note 18 — Commitments and Contingencies
     We lease various sales offices, warehouse space and equipment under operating leases that expire on various dates from June 2006 through May 2010.
     Future minimum lease payments under all non-cancelable operating leases with initial terms in excess of one year are as follows (in thousands):

Operating
Fiscal year,	Leases
2006	$1,062
2007	743
2008	591
2009	150
2010	93

Total minimum lease payments	$2,639

     Rent expense under all non-cancelable operating leases totaled $993,000, $669,000 and $264,000 for fiscal 2005, 2004, and 2003, respectively.
     As of July 1, 2005, we had approximately $3,405,000 of outstanding purchase commitments for inventory and inventory components.
     We are not currently involved in any legal actions expected to have a material adverse effect on the financial conditions or our results of operations. From time to time, however, we may be subject to claims and lawsuits arising in the normal course of business.